EXHIBIT 99.1

FOR IMMEDIATE RELEASE

David Flitman Named to

Veritiv Board of Directors

ATLANTA (July 28, 2017) — Veritiv Corporation (NYSE: VRTV), a North American leader in business-to-business distribution solutions, announced today the appointment of David Flitman to the company’s board of directors. Mr. Flitman will also be a member of the board’s audit and finance committee.

“I am pleased to welcome Dave to the Veritiv Board of Directors,” said Mary Laschinger, Chairman and CEO of Veritiv. “His sales, marketing and operations experience in the distribution industry will be a strong complement to our Board’s current composition and will serve Veritiv well.”

Mr. Flitman currently serves as Executive Vice President of Performance Food Group Company (PFG) and President and CEO of Performance Foodservice, PFG’s broadline business segment. Prior to this role, he was Chief Operating Officer at Univar, a leading global distributor of industrial and specialty chemicals. Mr. Flitman had previously served Univar as Executive Vice President, President of Univar USA and Chief Supply Chain Officer.  Before that, he was Executive Vice President and President of Water and Process Services at Ecolab after several years in executive leadership roles at Nalco. Earlier in his career, Mr. Flitman was President of Allegheny Power, following nearly 20 years at DuPont in operational, commercial and global business leadership positions.

He holds a bachelor’s degree in chemical engineering from Purdue University.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a leading North American business-to-business distributor of packaging, facility solutions, print and publishing products and services; and also a provider of logistics and supply chain management solutions. Serving customers in a wide range of industries, the Company has approximately 170 operating distribution centers throughout the U.S., Canada and Mexico, and employs approximately 8,700 team members that help shape the success of its customers.  For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Tom Morabito, 770-391-8451                   Media: Ed Patterson, 770-391-8244